Exhibit 99.1

Kewaunee Scientific

Announces CEO Retirement

and Appointment of Successor

Exchange:	NASDAQ (KEQU)	Contact:	D. Michael Parker
704/871-3290

STATESVILLE, N.C. April 29, 2013 – Kewaunee Scientific Corporation (Nasdaq: KEQU) today announced that

William A. Shumaker, Kewaunee’s Chairman of the Board and Chief Executive Officer, will retire on June 30, 2013 after almost 20 years of service with the Company. Mr. Shumaker will remain as a non-executive Chairman of the Board. As part of a planned leadership succession process, the Board of Directors appointed David M. Rausch, current President and Chief Operating Officer, to succeed Mr. Shumaker and to become a member of its Board of Directors, both effective July 1, 2013.

Mr. Shumaker, 65, joined the Company in December 1993 as Vice President of Sales and Marketing, after holding various management positions with businesses in the laboratory furniture and appliance industries for 24 years. After serving in several executive positions with the Company, he was elected President in 1999 and held that position until March 2012 when he relinquished this title. He has served as Chief Executive Officer and a director of Kewaunee Scientific Corporation since 2000 and Chairman of the Board since 2010.

The Company’s directors conveyed their sincere gratitude to Mr. Shumaker for his many years of dedication and service to the Company, strong leadership skills, and strategic vision. Under his leadership, the Company established itself as a global provider of laboratory furniture and equipment, as it expanded sales representation throughout Asia and the Middle East, and established a modern manufacturing facility in India to serve the local and Asian markets. The Company has experienced significant growth in sales and market share in recent years in both the domestic and international markets. Mr. Shumaker leaves the Company in an excellent position to continue its growth in the future.

Mr. Rausch, 54, joined Kewaunee in 1994 as Manager of Estimating. Afterwards, he served in numerous sales and marketing management positions before being elected Vice President of Construction Services in June 2007. In June 2011, he was elected Senior Vice President of Construction Services and General Manager of the Laminate Furniture Division. He has served as President and Chief Operating Officer since March 2012. He has more than 30 years of experience within the laboratory furniture industry.

Following a succession planning process lasting more than two years, the Board expressed its confidence in Mr. Rausch’s ability to lead the Company, stating that his demonstrated leadership abilities and deep knowledge of the laboratory furniture industry make him an excellent choice to succeed Mr. Shumaker.

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Laboratory furniture products include both steel and wood cabinetry, fume hoods, adaptable modular systems, moveable workstations, biological safety cabinets, and epoxy resin counters and sinks. Healthcare furniture products include laminate casework, storage systems, and related products for healthcare applications. Technical furniture products include column systems, slotted-post systems, pedestal systems, and stand-alone benches.

The Company’s corporate headquarters are located in Statesville, North Carolina. Three manufacturing facilities are located in Statesville, NC serving the domestic and international markets. One manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company has subsidiaries in Singapore and India. Kewaunee Scientific’s website is located at http://www.kewaunee.com.

Certain statements in this release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company’s operations, markets, products, services, and prices.